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
                                                                                             Exhibit 12(b)

                                        Aon Corporation and Consolidated Subsidiaries
                                          Combined With Unconsolidated Subsidiaries
                                 Computation of Ratio of Earnings to Combined Fixed Charges
                                               and Preferred Stock Dividends


                                         Nine Months Ended
                                            September 30,                 Years Ended December 31,
                                        -------------------- ---------------------------------------------------
 (millions except ratios)                     1999     1998      1998      1997      1996     1995      1994
                                           -------- --------- --------- --------- --------- ---------- --------

 Income from continuing operations
    before provision for income taxes (1)    $ 595    $ 692    $  931     $ 542     $ 446    $ 458     $ 397

 Add back fixed charges:

    Interest on indebtedness                    74       64        87        70        45       56        46

    Interest on ESOP                             1        2         2         3         4        5         6

    Portion of rents representative of
      interest factor                           38       33        51        44        29       21        29

                                            -------  -------   -------   -------   -------  -------   -------
         Income as adjusted                  $ 708    $ 791    $1,071     $ 659     $ 524    $ 540     $ 478
                                            =======  =======   =======   =======   =======  =======   =======


 Fixed charges and preferred stock dividends:

    Interest on indebtedness                 $  74    $  64    $   87     $  70     $  45    $  56     $  46

    Preferred stock dividends                   52       52        70        82        29       38        48

                                            -------  -------   -------   -------   -------  -------   -------
         Interest and dividends                126      116       157       152        74       94        94

    Interest on ESOP                             1        2         2         3         4        5         6

    Portion of rents representative of
       interest factor                          38       33        51        44        29       21        29

                                            -------  -------   -------   -------   -------  -------   -------
         Total fixed charges and preferred
             stock dividends                 $ 165    $ 151    $  210     $ 199     $ 107    $ 120     $ 129
                                            =======  =======   =======   =======   =======  =======   =======

 Ratio of earnings to combined fixed
   charges and preferred stock dividends (2)   4.3      5.2       5.1       3.3       4.9      4.5       3.7
                                            =======  =======   =======   =======   =======  =======   =======

 Ratio of earnings to combined fixed
   charges and preferred stock dividends (3)   5.3                          4.2       5.8
                                            =======                      =======   =======

(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $163 million for the nine months ended September 30, 1999, $172 million for the year ended December 31, 1997 and $90 million for the year ended December 31, 1996.

(2) Included in total fixed charges and preferred stock dividends are $49 million for the nine months ended September 30, 1999 and 1998, $66 million for the year ended December 31, 1998 and $64 million for the year ended December 31, 1997, of pretax distributions on the 8.205% mandatorily redeemable preferred capital securities which are classified as "minority interest" on the condensed consolidated statements of income.

(3) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the nine months ended September 30, 1999 and for the years ended December 31, 1997 and 1996.

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